PPM Funds 485BPOS

EX99.28(h)(2)(x)

EIGHTH AMENDMENT TO

THE TRANSFER AGENCY AGREEMENT

BETWEEN PPM FUNDS AND

UMB FUND SERVICES, INC.

This Eighth Amendment (the “Amendment”) is made as of February 21, 2024 (the “Effective Date”) and amends the Transfer Agency Agreement (the “Agreement”) dated February 15, 2018, as amended between PPM Funds, a Massachusetts business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Transfer Agent”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies.

Whereas, the parties desire to update section 2(h) of the Agreement, “Anti-Money Laundering (“AML”) Services, and section 2(i), “Rule 22c-2 Monitoring,” to update certain references in those sections.

Now, therefore, in consideration of the mutual covenants herein contained, the Trust and the Transfer Agent hereby agree to amend the Agreement, as follows:

1.	Section 2(h) of the Agreement is hereby deleted and replaced with the following:

(h)        Anti-Money Laundering (“AML”) Services

(i)        Background In order to assist its transfer agency clients with their AML responsibilities under the USA PATRIOT Act of 2001, the Bank Secrecy Act of 1970, the customer identification program rules jointly adopted by the Commission and the U.S. Treasury Department and other applicable regulations adopted thereunder (the “AML Laws”), Transfer Agent offers various tools designed to: (a) aid in the detection and reporting of potential money laundering activity by monitoring certain aspects of Shareholder activity; and (b) assist in the verification of persons opening accounts, and (if required) their beneficial owners, with the Trust and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“AML Monitoring Activities”). In connection with the AML Monitoring Activities, Transfer Agent may encounter Shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”), as required by 31 CFR § 1024.320(a)(2) (“Suspicious Activity”). The Trust has, after review, selected various procedures and tools offered by Transfer Agent to comply with its AML and customer identification program and beneficial ownership requirements for legal entity customers obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of its overall AML program and, subject to the terms of the AML Laws, delegate to Transfer Agent the day-to-day operation of the AML Procedures on behalf of the Trust.

(ii)        Delegation The Trust acknowledges that it has had an opportunity to review, consider and select the AML Procedures and the Trust has determined that the AML Procedures, as part of the Trust’s overall AML program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Trust hereby instructs and directs Transfer Agent to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The customer identification verification component of the AML Procedures applies only to Shareholders who are residents of the United States. The Trust hereby also delegates to Transfer Agent the authority to report Suspicious Activity to FinCEN.

(iii)       SAR Filing Procedures

(A)        When Transfer Agent observes any Suspicious Activity, Transfer Agent shall prepare a draft of a SAR on FinCEN SAR Form 111, and shall send a copy to the Trust’s AML officer for review. Transfer Agent shall complete each SAR in accordance with the procedures set forth in 31 CFR § 1024.320(a)(3), with the intent to satisfy the reporting obligation of both Transfer Agent and the Trust. Accordingly, the SAR shall include the name of both Transfer Agent and the Trust, and shall include the words, “joint filing” in the narrative section.

(B)        The Trust’s AML officer shall review the SAR and provide comments, if any, to Transfer Agent within a time frame sufficient to permit Transfer Agent to file the SAR in accordance with the deadline set forth in 31 CFR § 1024.320(b)(3). Transfer Agent will provide reasonable notice to the Trust’s AML officer regarding any such SAR filing and time to review the same. Upon receipt of final approval from the Trust’s AML officer, Transfer Agent (or its affiliate) shall file the SAR in accordance with the procedures set forth in 31 CFR § 1024.320(b).

(C)        Transfer Agent shall provide to the Trust a copy of each SAR filed, together with supporting documentation. In addition, Transfer Agent shall maintain a copy of the same for a period of at least five (5) years from the date of the SAR filing.

(D)        Nothing in this Agreement shall prevent either party from making a determination that such party has an obligation under the USA PATRIOT Act of 2001 to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

(iv)        Amendment to Procedures It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s AML responsibilities.

(v)      Reporting Transfer Agent agrees to provide to the Trust: (i) prompt notification of any transaction or combination of transactions that Transfer Agent believes, based on the AML Procedures, evidence potential money laundering activity in connection with the Trust or any Shareholder; (ii) prompt notification of any true and complete match of a Shareholder(s) to the names included on the sanctions list administered by the Office of Foreign Assets Control (OFAC), or any Section 314(a) search list; (iii) any reports received by Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to Transfer Agent’s AML Monitoring Activities; (iv) prompt notification of any action taken in response to AML violations as described above; and (v) quarterly reports of its monitoring and verification activities on behalf of the Trust. Transfer Agent shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by Transfer Agent and the Trust’s AML officer.

(vi)       Inspection The Trust hereby directs, and Transfer Agent agrees to: (1) permit federal regulators access to such information and records maintained by Transfer Agent and relating to Transfer Agent’s implementation of the AML Procedures on behalf of the Trust, as they may request; and (2) permit such federal regulators to inspect Transfer Agent’s implementation of the AML Procedures on behalf of the Trust.

(vii)       Disclosure Obligations Regarding SARs Neither Transfer Agent nor the Trust shall disclose any SAR filed or the information included in a SAR to any third party other than affiliates of Transfer Agent or the Trust on a need to know basis and in accordance with applicable law, rule, regulation and interpretation, that would disclose that a SAR has been filed.

(viii)     Certification The Transfer Agent will certify annually to the Trust that it continues to maintain the AML Procedures and continues to perform the AML Monitoring Services.

2.	Section 2(i) of the Agreement is hereby deleted and replaced with the following:

(i)        Rule 22c-2 Monitoring

(i)        Background Under Rule 22c-2 of the 1940 Act, the Trust is required to obtain and analyze information about the trading activity of shareholders investing through financial intermediaries on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Trust in implementing its policies on frequent trading of Fund shares. In its capacity as transfer agent, Transfer Agent has access to Shareholder Information through a third party data analysis and reporting system (the “22c-2 System”).

(ii)        Monitoring Procedures

(A)       The Trust has adopted policies concerning the frequent trading of Shares. For the purpose of complying with Rule 22c-2, the Trust has adopted criteria designed to detect frequent trading activity (“22c-2 Monitoring Procedures”) and has communicated such criteria to Transfer Agent.

(B)        The Trust hereby instructs and directs Transfer Agent to implement the 22c-2 Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

(iii)      Shareholder Information Agreements Rule 22c-2 requires the Trust to have in place a written agreement with each Shareholder that is a financial intermediary. The Trust will provide an approved a form of Shareholder Information Agreement (“SIA”) for Transfer Agent’s use in advance of financial intermediaries opening an account with the Trust. Transfer Agent will enter into an SIA in its capacity as transfer agent for the Trust with each financial intermediary that opens an account with the Trust (or will do so in the case of financial intermediaries that open an account with the Trust in the future). In the event a financial intermediary tenders a form of SIA materially different from the form of SIA approved by the Trust, the Trust will be responsible for reviewing and negotiating such SIA.

(iv)       Information Requests Transfer Agent will inform the Trust each time the 22c-2 Monitoring Procedures indicate frequent trading activity in the Funds. Upon each such occurrence, Transfer Agent and the Trust will review the trading information, together with such other information as Transfer Agent and the Trust deem relevant, to determine whether additional information should be requested. Transfer Agent will submit information requests to financial intermediaries in accordance with the Trust’s 22c-2 Monitoring Procedures or as otherwise directed by the Trust. When such additional information is obtained from the financial intermediary, Transfer Agent will forward the information to the Trust for further consideration.

(v)        Implementation of Trading Restrictions In the event the Trust determines that a trading restriction should be applied, Transfer Agent shall instruct the financial intermediary to implement the appropriate restrictions as articulated by the Trust.

(vi)      Record Retention Transfer Agent shall maintain, in an easily accessible place, a copy of each SIA in its possession for at least seven (7) years beyond the termination date of such SIA or for such period that Transfer Agent provides Services under this Agreement, whichever is shorter.

(vii)    22c-2 System The Trust acknowledges that Transfer Agent’s provision of the services contemplated in Section 2(i) in part depends on Transfer Agent’s use of a proprietary technology solution. Transfer Agent may provide the Trust with access to the 22c-2 System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Funds. Therefore, the Trust hereby agrees to the following:

(A)        Any access to software made available to the Trust in connection with the provision of services under this subparagraph is licensed, not sold, and the third party provider and/or Transfer Agent (and their affiliates) shall retain all rights, title and interest in such software. The Trust is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this subparagraph. Such license shall immediately terminate upon termination of this Agreement. In addition, any license to use the 22c-2 System shall immediately terminate in the event that Transfer Agent’s license to use the 22c-2 System is terminated. Upon termination of any such software license, the Trust will discontinue all use of the 22c-2 System and any written documentation provided to the Trust by Transfer Agent or such third party provider. The Trust agrees to assist Transfer Agent with its obligations to return 22c-2 System materials resulting from termination of the license, except those materials required to be retained in accordance with regulation.

(B)        The Trust shall maintain in connection with its access to the 22c-2 System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of the third party in the 22c-2 System. The Trust agrees that any contractors hired by the Trust with access to the 22c-2 System shall enter into a confidentiality agreement concerning such access.

3.	Each Party represents and warrants to the other that it has full authority to enter into the Amendment, upon the terms and conditions hereof, and that the individual executing the Amendment is duly authorized to bind the respective party to the Amendment.

4.	The Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but which together shall constitute but one and the same instrument. The electronic or facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

5.	The Amendment shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.

6.	All other terms and conditions not otherwise referenced herein shall remain in full force and effect.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of the date set forth above.

PPM Funds

By:	/s/ Mary T. Capasso
Name:	Mary T. Capasso
Title:	President, Chief Executive Officer, and Chief Legal Officer
Date:	February 21, 2024

UMB Fund Services, Inc.

By:	/s/ Maureen Quill
Name:	Maureen Quill
Title:	EVP, Registered Funds
Date:	March 14, 2024